Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

February 22, 2018

Barclays PLC,

1 Churchill Place,

London E14 5HP,

United Kingdom.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) debt securities, which may be senior obligations (the “Senior Debt Securities”) or subordinated obligations having a stated maturity (the “Dated Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) of Barclays PLC, an English public limited company (the “Company”) and (ii) contingent convertible securities (“Contingent Convertible Securities” and, together with the Debt Securities, the “Securities”) of the Company, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that, when the Registration Statement on Form F-3 (the “Registration Statement”) has become effective

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under the Act, the indenture relating to the Contingent Convertible Securities (in the case of the Contingent Convertible Securities) has been duly authorized, executed and delivered in substantially the form filed as Exhibit 4.3 to the Registration Statement, the terms of the Securities and of their issuance and sale have been duly established in conformity with the respective indenture relating to such series of Securities (the “Applicable Indenture”) so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Applicable Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion with respect to any of the waiver of set-off provisions in the Securities or any of the subordination provisions in the Dated Subordinated Debt Securities or Contingent Convertible Securities, which are governed by English law.

In connection with our opinion set forth in the precedent paragraph, we have with your approval assumed that the Senior Debt Securities Indenture, dated January 17, 2018, between the Company and The Bank of New York Mellon, London

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Branch, as Trustee, relating to the Senior Debt Securities (in the case of the Senior Debt Securities) and the Dated Subordinated Debt Securities Indenture, dated May 9, 2017, between the Company and The Bank of New York Mellon, acting through its London Branch, as Trustee, relating to the Dated Subordinated Debt Securities (in the case of the Dated Subordinated Debt Securities) (i) have been duly authorized in accordance with the laws of England and Wales, (ii) have been duly executed and delivered insofar as the laws of England and Wales are concerned1 and (iii) have been duly authorized, executed and delivered by the Trustee thereunder, assumptions that we have not independently verified.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or composite currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or composite currency unit in which a particular Security is denominated into United States dollars will depend on various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency,

1

Note: The form of opinion would require to make an assumption also as to the due execution and delivery (in general) when the securities are being issued under an existing open-end indenture that is to be amended or supplemented by a supplemental indenture—but in this particular case I think we can opine as to the NY law aspects of due execution and delivery (but not authorization) of the two indentures, because we assisted Barclays in the execution.

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a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of the entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that the Company has been duly incorporated and is an existing public limited company under the laws of England and Wales. With respect to all matters of English law, we note that you are being provided with the opinion, dated the date hereof, of Clifford Chance LLP. Also, with your approval we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible and we have assumed that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Securities or their offering and sale.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP